EXHIBIT 99.1

Broadwind Announces Second Quarter 2021 Results

CICERO, Ill., Aug. 06, 2021 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the second quarter 2021.

SECOND QUARTER 2021 RESULTS
(As compared to the second quarter 2020)

  Total revenue of $46.5 million, down 15% year-over-year
  Total net income of $10.3 million, or $0.53 per diluted share, including $12.7 million of CARES Act benefits
  Total non-GAAP adjusted EBITDA of $12.8 million
  Total cash and excess availability of $23.7 million, up 8% year-over-year
  Net debt leverage at 0.4x TTM non-GAAP adjusted EBITDA, following forgiveness of $9.2 million in PPP loans

For the three months ended June 30, 2021, Broadwind reported total revenue of $46.5 million, a decline of 15% when compared to the prior-year period. The Company reported net income of $10.3 million, or $0.53 per diluted share in the second quarter, compared to net income of $0.5 million, or $0.03 per diluted share, in the prior-year period. The Company reported adjusted EBITDA, a non-GAAP measure, of $12.8 million in the second quarter 2021, compared to $2.9 million in the prior-year period.

Second quarter results included a $9.2 million benefit related to loan forgiveness under the Paycheck Protection Program (PPP), together with a $3.6 million benefit related to the Employee Retention Tax Credit (ERC), as outlined under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and further modified under the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and the American Rescue Plan Act of 2021.

Second quarter results were primarily impacted by a year-over-year decline in wind tower sections sold, partially driven by the delay of several projects into the second half of 2021.   To date, the Company has booked approximately 50% of its second half 2021 optimal wind tower capacity and has received orders for approximately 15% of 2022 production.

STRATEGY UPDATE

During the second quarter, the Company continued to advance a multi-year strategy to capitalize on favorable policy trends within the domestic wind energy market; further diversify consolidated revenues into complementary end-markets through both organic and inorganic investments; and maintain a disciplined capital structure positioned to support long-term growth.

Capitalize on favorable policy environment. In June 2021, the U.S. Treasury Department published the Biden Administration’s tax proposals for the fiscal year 2022.   These proposals include a provision for an extension of the Production Tax Credit (PTC) for qualified facilities, including onshore and offshore wind assets, commencing construction after December 31, 2021 and before January 1, 2027.   If passed into law, the Company expects the Administration’s planned, multi-year extension of the PTC would provide a significant catalyst for tower demand. As a result of this favorable policy backdrop and continued decline in the levelized cost of wind energy, the Company anticipates ~100 GW of new onshore wind capacity will be installed during the next decade.

Pursue inorganic expansion within adjacent, complementary clean tech end markets.   Broadwind continues to actively evaluate bolt-on acquisitions that seek to leverage the Company’s existing manufacturing expertise and exposure to clean tech markets. The Company will continue to consider opportunities for accretive acquisitions of assets or businesses with high revenue and/or cost synergies, complementary product lines and a well-established, diverse customer base that further supports Broadwind’s long-term revenue diversification strategy.

Achieve scale through efficiency. The Company remains focused on operating its production facilities at or near capacity, while reducing costs through improvement initiatives. In addition to securing new tower orders from multiple turbine manufacturers in the second quarter of 2021, new order demand from gearing and industrial fabrication customers increased sequentially, reflecting an ongoing recovery in cyclical end markets.

Disciplined capital management.  The Company believes it has sufficient liquidity to support ongoing operations, together with potential growth investments.   Total cash and availability under its credit facility was $23.7 million as of June 30, 2021, compared to $21.9 million as of June 30, 2020. As of June 30, 2021, the ratio of net debt to trailing twelve-month non-GAAP adjusted EBITDA was 0.4x.

MANAGEMENT COMMENTARY

“Although our second quarter results were adversely impacted by temporary project delays in the current year, we believe both onshore new build and repowering projects should benefit significantly from the Biden Administration’s proposed PTC extension, supporting our expectations for sustained growth in domestic wind capacity during the next decade,” stated Eric Blashford, President and CEO of Broadwind.”

“While pandemic-related supply chain constraints were less acute during the second quarter, cost inflation on key raw materials remains a headwind for our customers, one that has dampened near-term capital investment,” stated Blashford. “This is particularly relevant with respect to the cost of steel, which has risen significantly during the past year. While Broadwind absorbs minimal direct commodity price risk, we believe some customers are waiting for raw materials costs to normalize which, when balanced against wind developers’ efforts to begin construction following a potential PTC extension, has served to push tower orders into next year.   Given this pause in wind energy projects, we expect our second half tower production to be approximately 50% of optimal capacity, resulting in an approximate 25% decline in second half 2021 consolidated sales when compared to the second half of 2020.”

“Our diverse end-market strategy performed as intended during the second quarter, as growth in non-wind markets helped to offset softness in tower orders,” continued Blashford.  “Our Gearing segment generated significant year-over-year growth in both revenue, orders and backlog, supported by increased demand from energy customers. We believe our non-wind end-markets are recovering, as evidenced by our industrial and energy customers placing orders to restock inventories in support of new capital projects.”

“We remain focused on pursuing immediately accretive, complementary acquisitions in adjacent markets,” continued Blashford. “While our precision manufacturing and heavy fabrications expertise has application across multiple end-markets, we remain particularly focused on building our presence within both the renewables and clean energy transition verticals. At the end of the second quarter, we had nearly $24 million in total cash and availability under our line of credit to support operations and growth opportunities.”

“We expect third quarter 2021 revenue to be in a range of $38.0 to $42.0 million and adjusted EBITDA to be in a range of $0.5 to $1.0 million,” concluded Blashford.

ORDERS AND BACKLOG

Total orders declined 33% year-over-year to $26.4 million in the second quarter 2021, as Gearing segment order growth was more than offset by a year-over-year decline in Heavy Fabrications and Industrial Solutions orders. Gearing orders increased by 111% on a year-over-year basis given increased demand from energy and mining customers, while Heavy Fabrications and Industrial Solutions orders declined by 53% and 14%, respectively, versus the prior-year period.

Total backlog declined 34% year-over-year to $74.3 million in the second quarter. As of June 30, 2021, Heavy Fabrications’ orders represented approximately 65% of the Company’s total backlog.

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large, complex and precision fabrications to customers in a broad range of industrial markets. Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales declined by $7.8 million to $35.8 million in the second quarter 2021, when compared to the prior year period. This decrease is primarily due to a 6% decline in tower sections sold, a lower average selling price due to the mix of towers produced and decreased industrial fabrication sales. The decline in tower section sales was attributable to lower demand, primarily a result of a shift in the timing of customer projects. Total operating income declined $2.9 million to $0.3 million, when compared to the second quarter of 2020. Segment non-GAAP adjusted EBITDA of $10.0 million, includes a benefit of $5.8 million related to the PPP loan forgiveness. EBITDA excluding PPP loan forgiveness, remained flat at $4.2 million, when compared to the prior-year period.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales increased by $0.5 million to $7.4 million in the second quarter 2021, when compared to the year-ago period, primarily due to increased demand from energy customers. The Gearing segment reported an operating loss of ($0.9) million in the second quarter 2021, compared to an operating loss of ($0.7) million in the prior-year period. Segment non-GAAP adjusted EBITDA of $2.9 million, includes a benefit of $2.5 million related to the PPP loan forgiveness. EBITDA excluding the PPP loan forgiveness benefit was $0.4 million, versus ($0.1) million in the prior-year period.

Industrial Solutions Segment
Broadwind provides supply chain solutions, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market as well as other clean technology markets.

Industrial Solutions segment sales declined by $0.9 million to $3.5 million in the second quarter 2021, when compared to the year-ago period, primarily driven by global logistics delays. Total operating income declined ($0.3) million to breakeven in the second quarter 2021, when compared to the prior-year period. Segment non-GAAP adjusted EBITDA of $0.7 million, includes a benefit of $0.5 million related to the PPP loan forgiveness. EBITDA excluding the PPP loan forgiveness, was $0.2 million, compared to $0.4 million in the comparable prior year period.

SECOND QUARTER 2021 CONFERENCE CALL

Broadwind will issue second quarter 2021 results before the market opens on August 6, 2021. A conference call will be held that same day at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.   A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Broadwind’s website at www.BWEN.com/Investors. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:
Domestic Live:	1-877-407-9716
International Live:	1-201-493-6779

To listen to a replay of the teleconference, which will be available through August 13, 2021:
Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13721138

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic, including as a result of emerging variants: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the CARES Act; (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$4,757	$3,372
Accounts receivable, net	17,614	15,337
Employee retention credit receivable	1,714	-
Contract assets	2,665	2,253
Inventories, net	31,951	26,724
Prepaid expenses and other current assets	1,885	2,909
Total current assets	60,586	50,595
LONG-TERM ASSETS:
Property and equipment, net	45,186	45,195
Operating lease right-of-use assets	18,926	19,321
Intangible assets, net	3,819	4,186
Other assets	502	385
TOTAL ASSETS	$129,019	$119,682

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$6,392	$1,406
Current portion of finance lease obligations	1,801	1,427
Current portion of operating lease obligations	1,729	1,832
Accounts payable	17,096	18,180
Accrued liabilities	4,612	6,307
Customer deposits	15,470	18,819
Total current liabilities	47,100	47,971
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	228	9,381
Long-term finance lease obligations, net of current portion	2,658	1,996
Long-term operating lease obligations, net of current portion	19,310	19,569
Other	927	104
Total long-term liabilities	23,123	31,050
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,658,998 and 17,211,498 shares issued as of June 30, 2021 and
December 31, 2020, respectively	20	17
Treasury stock, at cost, 273,937 shares as of June 30, 2021 and December 31, 2020,
respectively	(1,842)	(1,842)
Additional paid-in capital	393,839	384,749
Accumulated deficit	(333,221)	(342,263)
Total stockholders' equity	58,796	40,661
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$129,019	$119,682

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$46,491	$54,926	$79,219	$103,560
Cost of sales	44,293	49,509	76,739	91,971
Gross profit	2,198	5,417	2,480	11,589

OPERATING EXPENSES:
Selling, general and administrative	4,325	4,198	8,735	8,507
Intangible amortization	184	184	367	367
Total operating expenses	4,509	4,382	9,102	8,874
Operating (loss) income	(2,311)	1,035	(6,622)	2,715

OTHER INCOME (EXPENSE), net:
Paycheck Protection Program loan forgiveness	9,151	-	9,151	-
Interest expense, net	(318)	(474)	(547)	(1,147)
Other, net	3,775	(1)	7,137	(3)
Total other income (expense), net	12,608	(475)	15,741	(1,150)

Net income before provision for income taxes	10,297	560	9,119	1,565
Provision for income taxes	45	31	77	83
NET INCOME	$10,252	$529	$9,042	$1,482

NET INCOME PER COMMON SHARE - BASIC:
Net income	$0.55	$0.03	$0.50	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	18,761	16,761	17,974	16,678

NET INCOME PER COMMON SHARE - DILUTED:
Net income	$0.53	$0.03	$0.48	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	19,400	17,125	18,864	16,934

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,042	$1,482

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	3,164	3,194
Paycheck Protection Program loan forgiveness	(9,151)	-
Deferred income taxes	21	21
Change in fair value of interest rate swap agreements	12	157
Stock-based compensation	664	556
Allowance for doubtful accounts	(421)	34
Common stock issued under defined contribution 401(k) plan	570	-
Gain on disposal of assets	(23)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,856)	(7,843)
Employee retention credit receivable	(1,714)	-
Contract assets	(412)	-
Inventories	(5,227)	(5,748)
Prepaid expenses and other current assets	1,024	385
Accounts payable	(1,342)	520
Accrued liabilities	(953)	28
Customer deposits	(3,349)	(1,001)
Other non-current assets and liabilities	(36)	(23)
Net cash used in operating activities	(9,987)	(8,238)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(765)	(929)
Proceeds from disposals of property and equipment	23	-
Net cash used in investing activities	(742)	(929)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	82,862	93,358
Payments on line of credit	(78,108)	(92,768)
Proceeds from long-term debt	387	9,530
Payments on long-term debt	(157)	(822)
Principal payments on finance leases	(728)	(428)
Shares withheld for taxes in connection with issuance of restricted stock	(1,491)	-
Proceeds from sale of common stock, net	9,349	-
Net cash provided by financing activities	12,114	8,870
		-

NET INCREASE (DECREASE) IN CASH	1,385	(297)
CASH beginning of the period	3,372	2,416
CASH end of the period	$4,757	$2,119

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
ORDERS:
Heavy Fabrications	$14,760	$31,401	$35,557	$46,916
Gearing	7,858	3,731	17,778	16,151
Industrial Solutions	3,823	4,426	7,320	10,300
Total orders	$26,441	$39,558	$60,655	$73,367

REVENUES:
Heavy Fabrications	$35,830	$43,614	$58,607	$81,983
Gearing	7,404	6,922	12,753	13,149
Industrial Solutions	3,541	4,397	8,145	8,435
Corporate and Other	(284)	(7)	(286)	(7)
Total revenues	$46,491	$54,926	$79,219	$103,560

OPERATING (LOSS)/PROFIT:
Heavy Fabrications	$271	$3,199	$(1,429)	$6,740
Gearing	(882)	(651)	(1,871)	(912)
Industrial Solutions	(47)	217	(61)	410
Corporate and Other	(1,653)	(1,730)	(3,261)	(3,523)
Total operating profit/(loss)	$(2,311)	$1,035	$(6,622)	$2,715

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income	$10,252	$529	$9,042	$1,482
Interest Expense	318	474	547	1,147
Income Tax Provision	45	31	77	83
Depreciation and Amortization	1,612	1,582	3,164	3,194
Share-based Compensation and Other Stock Payments	573	247	1,187	562
Adjusted EBITDA (Non-GAAP)	12,800	2,863	14,017	6,468

Heavy Fabrications Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income.	$6,020	$2,467	$6,942	$5,165
Interest Expense	158	89	257	194
Income Tax Provision	2,594	643	2,191	1,381
Depreciation	992	939	1,937	1,903
Share-based Compensation and Other Stock Payments	261	60	483	102
Adjusted EBITDA (Non-GAAP)	$10,025	$4,198	$11,810	$8,745

Gearing Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$2,354	$(674)	$2,071	$(988)
Interest Expense	7	20	19	70
Income Tax Provision	3	2	7	6
Depreciation and Amortization	462	503	920	1,015
Share-based Compensation and Other Stock Payments	63	25	143	40
Adjusted EBITDA (Non-GAAP)	$2,889	$(124)	$3,160	$143

Industrial Solutions Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income	$636	$197	$814	$356
Interest Expense	18	10	32	10
Income Tax Provision	29	9	47	40
Depreciation and Amortization	104	106	211	210
Share-based Compensation and Other Stock Payments	(43)	31	103	50
Adjusted EBITDA (Non-GAAP)	$744	$353	$1,207	$666

Corporate and Other	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$1,242	$(1,461)	$(785)	$(3,051)
Interest Expense	135	355	239	873
Income Tax (Benefit)/Provision	(2,581)	(623)	(2,168)	(1,344)
Depreciation and Amortization	54	34	96	66
Share-based Compensation and Other Stock Payments	292	131	458	370
Adjusted EBITDA (Non-GAAP)	$(858)	$(1,564)	$(2,160)	$(3,086)

CORPORATE CONTACT

Jason Bonfigt
Investor@BWEN.com